                                                                      EXHIBIT 11

                         HBO & COMPANY AND SUBSIDIARIES
            COMPUTATION OF EARNINGS (LOSS) PER SHARE OF COMMON STOCK
     FOR THE THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1994
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                 THREE MONTHS ENDED      SIX MONTHS ENDED
                                                                      JUNE 30,               JUNE 30,

                                                                   1995       1994        1995       1994
                                                                ----------  ---------  ----------  ---------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                32,739     31,449      32,333     31,286
ADD -- Shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it applies
 to the computation of primary earnings per share                       --      1,591          --      1,548
                                                                ----------  ---------  ----------  ---------
NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING           32,739     33,040      32,333     32,834
ADD -- Additional shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it applies to the computation of fully diluted earnings
 per share                                                              --         --          --         --
                                                                ----------  ---------  ----------  ---------
NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
 ASSUMING FULL DILUTION                                             32,739     33,040      32,333     32,834
                                                                ----------  ---------  ----------  ---------
                                                                ----------  ---------  ----------  ---------
NET EARNINGS FOR PRIMARY AND FULLY DILUTED EARNINGS (LOSS) PER
 SHARE:                                                         $  (63,563) $   6,335  $  (54,561) $  11,763
                                                                ----------  ---------  ----------  ---------
                                                                ----------  ---------  ----------  ---------
EARNINGS (LOSS) PER SHARE:
  PRIMARY                                                       $    (1.94) $     .19  $    (1.69) $     .36
                                                                ----------  ---------  ----------  ---------
                                                                ----------  ---------  ----------  ---------
  FULLY DILUTED                                                 $    (1.94) $     .19  $    (1.69) $     .36
                                                                ----------  ---------  ----------  ---------
                                                                ----------  ---------  ----------  ---------

Note: No common stock was assumed issued upon exercise of stock options for the computation of loss per share.